EXHIBIT  99.1


                                 PRESS  RELEASE
                                 CATHAYONE, INC.


As the result of a Special Meeting of the Board of Directors of CathayOne Inc., a Delaware corporation, the Company filed for voluntary bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, District of New York on June 15 2001 where it was assigned File 01-41726. Messrs Peter S Lau, CEO, and S David Cooperberg, President, were authorized to execute all documentation to complete such filing and to take any and all further necessary action.

CathayOne does not intend to continue its existing business. The Company views the maximization of value to be as a "corporate shell." The Company therefore intends to proceed as expeditiously as possible to resolve outstanding liabilities and obtain a funding source or investor so that it can emerge from bankruptcy as a clean corporate shell, and therefore maximize value for its constituents.

Subsequent to the Special Meeting, Phillip Lee Flaherty announced his resignation as Chairman, Treasurer and Director of CathayOne, Inc., as well as his position as Chief Executive Officer of its subsidiary, Cathay Entertainment Ltd.

The Board extends to Mr Flaherty every best wish and good fortune in any of his future efforts and endeavors.